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Ernst & Young LLP letterhead



The Board of Directors
Farm Bureau Life Insurance Company

We consent to the reference to our firm under the captions "Financial Statements" and "Experts" and to the use of our report dated February 16, 1998 with respect to Farm Bureau Life Insurance Company, in the Registration Statement (Form S-6) and related Prospectus of Farm Bureau Life Variable Account III for the registration of flexible premium variable life insurance policies.

Sincerely,

/s/ Ernst & Young LLP

Des Moines, Iowa
August 14, 1998